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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)




                        UNDER THE SECURITIES ACT OF 1934




                            JDA Software Group, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   46612K 10 8
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                                Page 1 of 5 pages
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CUSIP No. 46612K 10 8             13G        Page    2      of     5     Pages
-----------------------                     -----------------------------------

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   1       NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    James D. Armstrong
-------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]

                                                                     (b) [ ]


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   3       SEC USE ONLY

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   4       CITIZENSHIP OR PLACE OR ORGANIZATION

                    United States
-------------------------------------------------------------------------------
                           5      SOLE VOTING POWER
                                       1,352,503
        NUMBER OF
         SHARES           -----------------------------------------------------
      BENEFICIALLY         6      SHARED VOTING POWER
        OWNED BY                       0
          EACH            -----------------------------------------------------
        REPORTING          7      SOLE DISPOSITIVE POWER
         PERSON                        1,352,503
          WITH            -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER
                                       0
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    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,352,503
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*
            [ ]
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    10.3%
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    12      TYPE OF REPORTING PERSON*

                             IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                               Page 3 of 5 Pages
ITEM 1(a)         NAME OF ISSUER:

                  JDA Software Group, Inc.


ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  11811 North Tatum Blvd., Suite 2000, Phoenix, AZ 85028


ITEM 2(a)         NAME OF PERSON FILING:

                  James D. Armstrong


ITEM 2(b)         ADDRESS OF PERSON FILING:

                  c/o JDA Software Group, Inc.
                  11811 North Tatum Blvd., Suite 2000
                  Phoenix, AZ 85028


ITEM 2(c)         CITIZENSHIP:

                  United States


ITEM 2(d)         CLASS OF SECURITIES:

                  Common Stock, $0.01 par value


ITEM 2(e)         CUSIP NUMBER:

                  46612K 10 8


ITEM 3            STATUS OF PERSON FILING:

                  Not Applicable
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                                                               Page 4 of 5 Pages

ITEM 4            OWNERSHIP (AT DECEMBER 31, 1997):

                  (A) AMOUNT OWNED "BENEFICIALLY" WITHIN THE MEANING OF RULE 13d-3:

                  1,352,503 shares

                  (B)      PERCENT OF CLASS:

                  As of December 31, 1997, the percentage of the class represented by the shares held by Reporting Person as reported in Item 4(a) above was approximately 10.3%.

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)      sole power to vote or direct the vote:
                                    1,352,503 shares
                           (ii)     shared power to vote or direct the vote:
                                    0 shares
                           (iii) sole power to dispose or to direct the disposition of: 1,352,503 shares
                           (iv) shared power to dispose or to direct disposition of: 0 shares


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER.

                  Not Applicable


ITEM 7            IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY.

                  Not Applicable


ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS.

                  Not Applicable

ITEM 9            NOTICE OF DISSOLUTION.

                  Not Applicable

ITEM 10           CERTIFICATION.

                  Not Applicable
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                                                               Page 5 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1998

                                           /s/  James D. Armstrong
                                           ------------------------------------
                                                 James D. Armstrong